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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Siebel Systems, Inc.:

     We consent to incorporation herein by reference of our reports dated January 24, 2000, except for Notes 10 and 11, which are as of September 25, 2000, relating to the consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which reports appear in the current report on Form 8-K dated September 28, 2000.

     We consent to incorporation herein by reference of our reports dated January 24, 2000, except Notes 10 and 11, which are as of October 9, 2000, relating to the supplemental combined balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related supplemental combined statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, and related supplemental combined financial statement schedule, which reports appear in the current report on Form 8-K dated October 2, 2000 of Siebel Systems, Inc.

                                         /s/ KPMG LLP

Mountain View, California
December 28, 2000